3580 Carmel Mountain Road Suite 300 San Diego, CA 858 314 1500 858 314 1501 fax

Exhibit 5.1

October 12, 2021

Evofem Biosciences, Inc.
12400 High Bluff Drive, Suite 600
San Diego, California 92130

Ladies and Gentlemen:

We have acted as counsel to Evofem Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement, dated October 11, 2021, to a Prospectus, dated August 5, 2021 (the “Prospectus and Prospectus Supplement”), filed pursuant to a Registration Statement on Form S-3, Registration No. 333-258321 (the “Registration Statement”), pursuant to which the Company is offering for sale under the Securities Act of 1933, as amended (the “Securities Act”), up to 5,000 shares of the Company’s Series B-1 Convertible Preferred Stock, par value $0.0001 per share (the “Series B-1 Preferred Stock”) and 5,000 shares of the Company’s Series B-2 Convertible Preferred Stock, par value $0.0001 per share (the “Series B-2 Preferred Stock”; collectively with the Series B-1 Preferred Stock, the “Preferred Stock”). The 10,000 shares of Preferred Stock (the “Shares”) are initially convertible into 16,666,667 shares of the Company’s common stock, par value $0.0001 per share (the “Underlying Shares”) assuming a conversion price of $0.60 per share. The Shares and Underlying Shares are collectively referred to as the “Securities”. The Securities are being sold pursuant to a Securities Purchase Agreement, dated as of October 11, 2021, among the Company and the purchasers named therein (the “Purchase Agreement”), pursuant to which the Company may issue and sell the Securities pursuant to the Registration Statement and the Prospectus and Prospectus Supplement. The Purchase Agreement will be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference into the Registration Statement. This opinion is being rendered in connection with the filing of the Prospectus Supplement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, we have examined the Company’s Certificate of Incorporation, as amended to date, including the Certificate of Designation for the Series B-1 Convertible Preferred Stock, the Certificate of Designation for the Series B-2 Convertible Preferred Stock and Bylaws, each as currently in effect, such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant, as well as the Registration Statement and the exhibits thereto and the Prospectus, the Prospectus Supplement and the Purchase Agreement.
In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.
Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that (i) the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus and Prospectus Supplement, will be validly issued, fully paid, and nonassessable, and (ii) the Underlying Shares, when issued and delivered in accordance with the terms of the Company’s Certificate of Incorporation, as amended to date, including, as applicable, the Certificate of Designation of the Series B-1 Convertible Preferred Stock and the Certificate of Designation of the Series B-2 Convertible Preferred Stock, will be validly issued, fully paid and nonassessable.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.
We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.
We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of this firm’s name therein and in the Prospectus and Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.